For further information, contact:	Gary L. Castagna
Senior Vice President & CFO
847.394.8730

AMCOL INTERNATIONAL (NYSE:ACO) REPORTS FOURTH-QUARTER
AND 2007 YEAR-END RESULTS

ARLINGTON HEIGHTS, IL, JANUARY 18, 2008—AMCOL International Corporation (NYSE:ACO) today reported 2007 fourth-quarter net income of $10.8 million, or $0.35 per diluted share, compared with $12.0 million, or $0.39 per diluted share, in the same prior-year period. A higher effective tax rate in the 2007 quarter caused a $0.08 per diluted share decrease in net income from the prior-year period.

Net sales from continuing operations rose 24.8 percent to $194.6 million for the quarter ended December 31, 2007, compared with $155.9 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $12.6 million and $4.8 million, respectively, of the fourth-quarter sales growth.

Operating profit improved by 9.8 percent over the 2006 quarterly period, to $15.5 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $1.4 million and $0.6 million, respectively.

“Overall, this quarter reflected very strong sales growth, particularly in Environmental and Oilfield Services,” said Larry Washow, AMCOL president and CEO. “We also saw improved operating profit, although not at the same level as our sales growth. The quarter also showed good operating cash flow and working capital management.”

The Company’s Minerals segment margins remained a challenge in the fourth quarter, Washow says, but the Environmental and Oilfield Services segments performed very well.

“Costs were higher in the Minerals business, which impacted gross margin,” he said. “We also had higher overhead, primarily related to acquisitions and new operations, with lower operating profit quarter over quarter as a result. We expect improvement in several areas in coming months.

“On the bright side, Environmental had a very good quarter. The fourth quarter is usually softer for that business, but this one was very strong around the world. Oilfield Services was very strong, as well, with significant sales and operating profit growth.”

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AMCOL Q4 2007 EARNINGS

Washow notes that AMCOL corporate overhead also increased during the fourth quarter, due to a number of factors such as consulting and employee benefit related costs.

“Some of these expenditures don’t directly relate to our operations today, but they’ll be beneficial to the company overall,” he said. “We consistently evaluate and implement improvements that we believe will help us expand our market share worldwide, improve efficiency and increase shareholder returns.”

Net income for the twelve-month period ended December 31, 2007, was $56.7 million, or $1.83 per diluted share compared with $50.2 million, or $1.62 per diluted share in the prior-year period. Income from continuing operations was $57.0 million, or $1.84 per diluted share, compared with $49.7 million, or $1.60 per diluted share in the prior-year period. Earnings in both reporting periods benefited from non-recurring events. A gain on the sale of vacant land in the U.S. added $0.06 per diluted share to the 2007 period. Income from continuing operations in the 2006 period included a $0.09 per diluted share net benefit resulting from income tax refunds. Discontinued operations accounted for a loss of $0.01 per diluted share in the 2007 period compared with a gain of $0.02 per diluted share in the 2006 period.

Net sales from continuing operations for the twelve-month period ended December 31, 2007 rose 21.7 percent to $744.3 million, compared with $611.6 million for the 2006 period. Acquisitions and favorable foreign currency translation represented approximately $38.5 million and $18.5 million, respectively, of the sales growth. Operating profit improved by 31.3 percent over the 2006 period to $75.3 million. Current-period operating profit includes earnings from acquisitions and favorable foreign currency translation of $6.3 million and $2.3 million, respectively.

This release should be read in conjunction with the attached unaudited condensed consolidated financial statements. Further discussion of items and events impacting earnings are included in the Financial Overview.

FINANCIAL OVERVIEW

Fourth Quarter Statement of Operations Highlights

Net sales: The following table details the consolidated sales growth components over the 2006 fourth quarter:

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AMCOL Q4 2007 EARNINGS

	Base Business	Acquisitions	Foreign Exchange	Total
Minerals	4.0%	4.6%	1.0%	9.6%
Environmental	3.9%	1.7%	1.9%	7.5%
Oilfield Services	4.4%	1.8%	0.1%	6.3%
Transportation	1.4%	-	-	1.4%
Total	13.7%	8.1%	3.0%	24.8%
% of Growth	54.9%	32.6%	12.5%	100.0%

Minerals - Improved metalcasting shipments in the Asia-Pacific region were the largest contributor to base business growth. Additional contributors to base business growth were the pet products and specialty materials product lines. Freight revenues, which were primarily associated with pet products, also increased sales in the period. Stronger European and Asian currencies led to the growth from foreign exchange.

Environmental - Growth in Europe, in particular from the Poland-based operations, and contracting services (based in the U.S.) were the primary contributors to base business growth. Stronger European currencies accounted for foreign exchange growth.

Oilfield Services - Base business growth was led by increased filtration and pipeline service levels in the Gulf of Mexico. West Africa operations also generated improved revenues over the prior-year quarter.

Gross profit: Sales growth, principally generated by the Environmental and Oilfield Services segments, boosted gross profit by 17.0 percent over the 2006 quarter. Gross margin for the quarter declined to 25.1 percent compared with 26.8 percent in the prior-year quarter.

The Minerals segment suffered a 260 basis point decline in gross margin compared with the 2006 quarter. Higher mining and operating costs at the domestic manufacturing plants primarily caused the decline. Additionally, gross margin was impacted by unfavorable product mix in Europe and higher freight revenues, which do not generate any profit.

A change in product mix at the European business unit and higher relative contribution from contracting services caused the 260 basis point decline in the Environmental segment gross margin compared with the prior-year period. The European businesses had a higher level of service revenues for product installation. These services typically have lower gross margins than actual product sales.

Gross margin for the Oilfield Services segment suffered a 70 basis point decline in the current-year quarter. Again, business mix was the cause.

General, selling and administrative expenses (GS&A): The $5.7 million, or 20.6 percent, increase over the 2006 fourth quarter was attributed to all reporting segments except for Transportation. In aggregate, acquired businesses, including amortization of intangible assets, accounted for approximately $2.0 million of the increase in the 2007 fourth quarter.

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AMCOL Q4 2007 EARNINGS

Within the Minerals segment, acquired business expenses were approximately $0.9 million of the increase over the prior-year quarter. Base business GS&A grew in the Asia Pacific region due to higher sales and marketing expenses.

For the Environmental segment, GS&A from acquired businesses accounted for approximately $0.9 million of the increase over the prior-year quarter. Base business GS&A increased primarily due to higher marketing and sales expenses at the European operations.

The Oilfield Services segment incurred approximately $0.2 million of GS&A from acquired businesses. Base business expenses increased due to higher personnel costs.

Corporate segment GS&A increased due to a group of expenses including employee benefits and professional and consulting service expenses.

Operating profit: The 9.8 percent improvement in operating profit over the 2006 fourth quarter was primarily related to sales and gross profit growth. Operating margin for the quarter was 8.0 percent compared with 9.0 percent in the prior-year period. The 100 basis point decline was principally due to the lower gross margin reported in the current period.

Interest expense: Net interest expense increased by approximately $1.3 million over the prior-year quarter due to higher average debt levels and increased interest rates.

Income taxes: The effective tax rate was 34.3 percent for the fourth quarter of 2007 compared with 14.8 percent for the same period in 2006. The current-year quarter was negatively impacted primarily by changes in geographical earnings distribution estimates. Our effective tax rate for international businesses is much lower than the U.S. Higher than forecasted earnings growth from U.S.-based operations - primarily in the Oilfield Services segment - required us to increase estimated income tax liabilities for 2007. Since this is the last quarter of the year, the change in estimate increased the effective rate by a large amount. Favorable tax reductions in the 2006 period due to changes in deduction and credit estimates caused the low rate in 2006.

Income from affiliates and joint ventures: These investments contributed approximately $0.07 and $0.03 per diluted share in the 2007 and 2006 fourth quarter periods, respectively. Our investments in Ashapura Minechem Limited and Ashapura Volclay Limited, both based in India, have continued to increase their respective contributions to earnings. Ashapura Minechem has been growing principally due to its bauxite business, a large portion of which is exported to alumina refineries in China. Alumina is a key raw material used in the production of aluminum.

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AMCOL Q4 2007 EARNINGS

Share count: The weighted average number of common and common equivalent shares was 31.0 million for both reporting periods.

Key Financial Position and Cash Flow Highlights

Long-term debt increased to $164.2 million at December 31, 2007 compared with $112.4 million at December 31, 2006. The increase was primarily due to funding acquisitions, greater working capital levels and capital expenditures. Debt represented approximately 31.8 percent of total capitalization at December 31, 2007, compared with 27.6 percent at December 31, 2006. Cash and cash equivalents were $25.3 million at December 31, 2007 compared with $17.8 million at December 31, 2006.

Working capital increased to $204.0 million at December 31, 2007 from $173.3 million at December 31, 2006. The current ratio was 3.0-to-1 and 3.2-to-1 at December 31, 2007, and December 31, 2006, respectively.

Cash flow provided by operating activities was $66.9 million year-to-date as of December 31, 2007 compared with $46.7 million in the twelve-month period in 2006. In addition to the growth in net income, the 2007 period was aided by higher non-cash charges and lower relative growth in working capital.

Investing activities in the 2007 twelve-month period were primarily driven by three acquisitions which, in aggregate, accounted for $40.1 million. Capital expenditures amounted to $53.1 million year-to-date as of December 31, 2007, compared with $42.1 million for the same period in 2006. The 2007 amount includes expenditures to construct new corporate offices that we intend to refinance through a sale-leaseback transaction in the first quarter of 2008.

Approximately $6.4 million was expended on share repurchases year-to-date, as of December 31, 2007. A total of 260,000 shares were repurchased, which equates to $24.64 per share. Dividends year-to-date through December 31, 2007, increased by 22.7 percent over the prior-year period to $18.0 million.

This release contains certain forward-looking statements regarding AMCOL’s expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL’s various markets, utilization of AMCOL’s plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

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AMCOL Q4 2007 EARNINGS

AMCOL International, headquartered in Arlington Heights, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL’s web address is www.amcol.com. AMCOL’s fourth quarter conference call will be available live today at 11 a.m. EDT on the AMCOL website.

AMCOL Q4 2007 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Continuing Operations:
Net sales	$744,334	$611,556	$194,554	$155,919
Cost of sales	547,820	452,090	145,630	114,095
Gross profit	196,514	159,466	48,924	41,824

General, selling and administrative expenses	121,187	102,078	33,431	27,719
Operating profit	75,327	57,388	15,493	14,105
Other income (expense):
Interest expense, net	(8,915)	(2,951)	(2,409)	(1,116)
Other, net	(1,139)	231	(139)	(28)
	(10,054)	(2,720)	(2,548)	(1,144)

Income before income taxes and income from affiliates and joint ventures	65,273	54,668	12,945	12,961
Income tax expense (benefit)	16,646	10,425	4,441	1,920
Income before income from affiliates and joint ventures	48,627	44,243	8,504	11,041

Income from affiliates and joint ventures	8,394	5,420	2,276	958
Income from continuing operations	57,021	49,663	10,780	11,999

(Loss) Income from discontinued operations	(286)	585	-	-

Net income	$56,735	$50,248	$10,780	$11,999

Weighted average common shares outstanding	30,165	30,054	30,220	30,071

Weighted average common and common equivalent shares outstanding	30,959	31,026	31,030	30,973

Basic earnings per share:
Continuing operations	$1.89	$1.65	$0.36	$0.40
Discontinued operations	(0.01)	0.02	-	-
Basic earnings per share	$1.88	$1.67	$0.36	$0.40

Diluted earnings per share:
Continuing operations	$1.84	$1.60	$0.35	$0.39
Discontinued operations	(0.01)	0.02	-	-
Diluted earnings per share	$1.83	$1.62	$0.35	$0.39

Dividends declared per share	$0.60	$0.49	$0.16	$0.14

AMCOL Q4 2007 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
ASSETS	2007	2006
	(unaudited)	*
Current assets:
Cash and equivalents	$25,282	$17,805
Accounts receivable, net	166,835	133,432
Inventories	91,367	84,612
Prepaid expenses	13,529	10,142
Deferred income taxes	5,829	4,648
Income tax receivable	2,768	-
Other	475	1,045
Total current assets	306,085	251,684

Investments in and advances to affiliates and joint ventures	49,309	31,049

Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	21,394	17,428
Depreciable assets	352,100	305,013
	373,494	322,441
Less: accumulated depreciation	196,904	181,669
	176,590	140,772
Other assets:
Goodwill	59,840	40,341
Intangible assets, net	41,257	25,611
Deferred income taxes	3,680	6,643
Other assets	15,007	15,124
	119,784	87,719
	$651,768	$511,224

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$44,425	$26,107
Accrued income taxes	-	4,844
Accrued liabilities	57,682	47,432
Total current liabilities	102,107	78,383
Long-term debt	164,232	112,448
Minority interests in subsidiaries	327	276
Pension liabilities	9,698	13,209
Other liabilities	22,399	12,090
	32,424	25,575
Stockholders’ equity:
Common stock	320	320
Additional paid in capital	81,599	76,686
Retained earnings	258,164	219,690
Accumulated other comprehensive income	33,930	16,658
	374,013	313,354
Less:
Treasury stock	21,008	18,536
	353,005	294,818
	$651,768	$511,224

* Condensed from audited financial statements.

AMCOL Q4 2007 EARNINGS

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Twelve Months Ended
	December 31,
	2007	2006
Cash flow from operating activities:
Net income	$56,735	$50,248
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation, depletion, and amortization	29,219	20,483
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (Increase) in current assets	(40,675)	(32,887)
Decrease (Increase) in noncurrent assets	(1,913)	(2,758)
Increase (decrease) in current liabilities	21,021	12,548
Increase (decrease) in noncurrent liabilities	8,192	3,924
Other	(6,398)	(4,870)
Net cash provided by (used in) operating activities	66,181	46,688

Cash flow from investing activities:
Capital expenditures	(46,004)	(42,099)
Capital expenditures - corporate building	(7,050)	-
Acquisitions, net of cash	(45,191)	(63,248)
Investments in and advances to affiliates and joint ventures	(6,636)	(5,645)
Proceeds from sale of land and depreciable assets	6,896	3,155
Investments in restricted cash	2,504	(3,706)
Other	(386)	654
Net cash provided by (used in) investing activities	(95,867)	(110,889)
Cash flow from financing activities:
Net change in outstanding debt	50,348	75,476
Proceeds from sales of treasury stock	3,336	2,577
Purchases of treasury stock	(6,622)	(5,554)
Dividends	(18,008)	(14,678)
Excess tax benefits from stock-based compensation	2,030	1,955
Other	255	-
Net cash provided by (used in) financing activities	31,339	59,776
Effect of foreign currency rate changes on cash	5,824	6,233
Net increase (decrease) in cash and cash equivalents	7,477	1,808
Cash and cash equivalents at beginning of period	17,805	15,997
Cash and cash equivalents at end of period	$25,282	$17,805

AMCOL Q4 2007 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)

	Twelve Months Ended December 31,
Minerals	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$356,670	100.0%	$316,751	100.0%	$39,919	12.6%
Cost of sales	290,371	81.4%	255,064	80.5%	35,307	13.8%
Gross profit	66,299	18.6%	61,687	19.5%	4,612	7.5%
General, selling and
administrative expenses	32,194	9.0%	27,476	8.7%	4,718	17.2%
Operating profit	34,105	9.6%	34,211	10.8%	(106)	-0.3%

	Twelve Months Ended December 31,
Environmental	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$252,776	100.0%	$203,128	100.0%	$49,648	24.4%
Cost of sales	166,717	66.0%	133,414	65.7%	33,303	25.0%
Gross profit	86,059	34.0%	69,714	34.3%	16,345	23.4%
General, selling and
administrative expenses	47,665	18.9%	42,963	21.2%	4,702	10.9%
Operating profit	38,394	15.1%	26,751	13.1%	11,643	43.5%

	Twelve Months Ended December 31,
Oilfield Services	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$100,572	100.0%	$61,928	100.0%	$38,644	62.4%
Cost of sales	62,178	61.8%	39,933	64.5%	22,245	55.7%
Gross profit	38,394	38.2%	21,995	35.5%	16,399	74.6%
General, selling and
administrative expenses	19,177	19.1%	10,934	17.7%	8,243	75.4%
Operating profit	19,217	19.1%	11,061	17.8%	8,156	73.7%

	Twelve Months Ended December 31,
Transportation	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$52,409	100.0%	$50,228	100.0%	$2,181	4.3%
Cost of sales	46,647	89.0%	44,158	87.9%	2,489	5.6%
Gross profit	5,762	11.0%	6,070	12.1%	(308)	-5.1%
General, selling and
administrative expenses	2,994	5.7%	3,198	6.4%	(204)	-6.4%
Operating profit	2,768	5.3%	2,872	5.7%	(104)	-3.6%

	Twelve Months Ended December 31,
Corporate	2007	2006	2007 vs 2006
	(Dollars in Thousands)
Intersegment shipping sales	$(18,093)	$(20,479)
Intersegment shipping costs	(18,093)	(20,479)
Gross profit	-	-
Corporate general, selling
and administrative expenses	19,157	17,507	1,650	9.4%
Operating loss	19,157	17,507	1,650	9.4%

AMCOL Q4 2007 EARNINGS

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)

	Three Months Ended December 31,
Minerals	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$94,238	100.0%	$79,288	100.0%	$14,950	18.9%
Cost of sales	78,366	83.2%	63,912	80.6%	14,454	22.6%
Gross profit	15,872	16.8%	15,376	19.4%	496	3.2%
General, selling and
administrative expenses	8,473	9.0%	7,337	9.3%	1,136	15.5%
Operating profit	7,399	7.8%	8,039	10.1%	(640)	-8.0%

	Three Months Ended December 31,
Environmental	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$62,849	100.0%	$51,132	100.0%	$11,717	22.9%
Cost of sales	42,194	67.1%	33,480	65.5%	8,714	26.0%
Gross profit	20,655	32.9%	17,652	34.5%	3,003	17.0%
General, selling and
administrative expenses	13,277	21.1%	12,176	23.8%	1,101	9.0%
Operating profit	7,378	11.8%	5,476	10.7%	1,902	34.7%

	Three Months Ended December 31,
Oilfield Services	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$28,435	100.0%	$18,658	100.0%	$9,777	52.4%
Cost of sales	17,545	61.7%	11,375	61.0%	6,170	54.2%
Gross profit	10,890	38.3%	7,283	39.0%	3,607	49.5%
General, selling and
administrative expenses	5,516	19.4%	3,459	18.5%	2,057	59.5%
Operating profit	5,374	18.9%	3,824	20.5%	1,550	40.5%

	Three Months Ended December 31,
Transportation	2007		2006		2007 vs 2006
	(Dollars in Thousands)
Net sales	$13,755	100.0%	$11,609	100.0%	$2,146	18.5%
Cost of sales	12,248	89.0%	10,096	87.0%	2,152	21.3%
Gross profit	1,507	11.0%	1,513	13.0%	(6)	-0.4%
General, selling and
administrative expenses	741	5.4%	831	7.2%	(90)	-10.8%
Operating profit	766	5.6%	682	5.9%	84	12.3%

	Three Months Ended December 31,
Corporate	2007	2006	2007 vs 2006
	(Dollars in Thousands)
Intersegment shipping sales	$(4,723)	$(4,768)
Intersegment shipping costs	(4,723)	(4,768)
Gross profit	-	-
Corporate general, selling
and administrative expenses	5,424	3,916	1,508	38.5%
Operating loss	5,424	3,916	1,508	38.5%